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                                                                       EXHIBIT 7

                              ASA HOLDINGS, INC.


TO:    George F. Pickett

FROM:  ASA Holdings. Inc.

DATE:  February 15, 1999



     ASA Holdings, Inc. (the "Company") has entered into an Agreement and Plan of Merger among the Company, Delta Air Lines, Inc. ("Delta") and Delta Sub, Inc. as of the date hereof (the "Merger Agreement"), pursuant to which the Company will become an indirect wholly owned subsidiary of Delta effective as of the Effective Time, as defined in the Merger Agreement (the "Effective Time"). The Company and Delta have acknowledged that you possess extensive knowledge and experience critical to the operations of the Company. Accordingly, the Company has agreed to continue your service on the terms set forth in the attached Term Sheet, which is incorporated herein by reference (the "Term Sheet"). In consideration of the promises and benefits provided by the Company, you have agreed to remain in the employment of the Company and honor the terms set forth in the Term Sheet. You and the Company have agreed to negotiate in good faith to enter into a formal written Employment and Consulting Agreement incorporating the terms set forth in the Term Sheet, with the intention that such Employment and Consulting Agreement will be executed prior to the Closing Date; provided, however, that this letter agreement will remain effective and will be fully binding upon you and the Company unless and until such Employment and Consulting Agreement is executed and approved in writing by Delta. In addition, Delta has agreed to execute this letter agreement and the Employment and Consulting Agreement to evidence its agreement to guarantee payment of your benefit under the Company SERP as set forth in the Term Sheet.

     You have acknowledged that your agreement to the terms set forth in the Term Sheet was a critical inducement for the Company and Delta to enter into the Merger Agreement, and you have agreed to fully honor those terms.

     Notwithstanding the foregoing, this letter agreement shall be null and void if the Offer (as defined in the Merger Agreement) is not consummated for any reason.

     If the foregoing fully and accurately reflects our agreement regarding the matters addressed, please indicate your acknowledgment and agreement by signing in the space provided.

                                   ASA Holdings, Inc.



                                   By:_________________________
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     As evidence of the agreement of Delta to provisions of this letter agreement and the Term Sheet relating to its guarantee of the benefit payments to be made to you under the terms of the Company SERP, Delta has caused this letter agreement to be executed by a duly authorized officer of Delta.

                                   Delta Air Lines Inc.


                                   By:_________________________
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I, George F. Pickett, hereby acknowledge and agree to the terms set forth in this letter and the attached Term Sheet and agree to be bound by those terms.

Acknowledged and Agreed:


_________________________
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                                  TERM SHEET


  Definitions:      Except as otherwise provided, defined terms used herein
                    shall have the meaning set forth in the accompanying letter agreement.

  Position/Duties:  George F. Pickett (the "Executive") shall serve as Chief
                    Executive Officer of the Company from the date hereof until the Effective Time, or such shorter period as provided hereunder (the "Employment Term"). The Executive shall serve as a non-employee consultant of the Company from the Effective Time until the 180th day following the Effective Time or such shorter period as provided hereunder (the "Consulting Term"). During the Employment Term and the Consulting Term the Executive shall devote his efforts and attention to the business of the Company on a full time basis (or such lesser amount of time as required by the Company) and shall perform such duties as shall reasonably be agreed between the Executive and the Board of Directors of the Company; provided, however, that such duties shall be reasonably related to, and consistent with, the duties performed by the Executive as of the date hereof.

  Compensation:     During the Employment Term the Company shall pay the
                    Executive a base salary at the rate in effect for the Executive as of the date hereof (the "Base Salary"). During the Consulting Term, the Company shall pay the Executive a consulting fee at same rate as the base salary rate in effect for the Executive as of the date hereof (the
                    "Consulting Fee").

  Bonus: During the Employment Term and the Consulting Term the Executive shall continue to earn an annual bonus entitlement equal to 40% of the Executive's Base Salary on the same terms that currently apply to the Executive for 1999 annual bonus period under the Company's annual bonus plan (the "Bonus"), payable on a pro rata basis upon the termination of the Consulting Period, as provided herein.

  Special
  Consideration:    As of the 180th day following the Effective Time, the
                    Company shall pay to the Executive a lump sum payment equal to $427,267, provided, however, that although the parties believe and intend that this payment shall constitute reasonable consideration for the Executive's agreement to render the services and honor the non-competition covenant as provided herein, the amount of this payment shall be reduced to the extent necessary so that no portion of the amount paid will be non-deductible under Section 280G of the Internal Revenue Code (the "Special Consideration").

  Benefits:         During the Employment Term and the Consulting the Executive
                    shall receive benefits comparable to the benefits provided to similarly situated senior executives of the Company.
                    Following any termination of the Executive's services
                    hereunder for any reason other than Cause (including the
                    expiration
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                    of the term hereof), the Executive, his spouse and his
                    dependent children under age 18 (or under age 23 if a full-time student) shall be entitled to (i) "positive space" privileges on the flights of Delta and its subsidiaries world-wide ("Delta Service") for a period of one year and
                    (ii) "space available" privileges on Delta Service for the duration of the Executive's natural life thereafter.

  Termination:      Upon a termination of the Executive's employment during the
                    Employment Term or a termination of Executive's consulting services during the Consulting Term, in either case, by the Company without Cause, the Executive shall be entitled to:

                    (i) accrued but unpaid Base Salary and Consulting Fees in respect of service prior to such termination ("Accrued Compensation")
                    (ii) a pro rata portion of the Bonus in respect of the period prior to such termination ("Pro Rata Bonus")
                    (iii) the Special Consideration, payable as of the 180th day following the Effective Time

                    Upon a termination of the Executive's employment during the Employment Term or a termination of Executive's consulting services during the Consulting Term, in either case, due to death or disability, the Executive shall be entitled to:

                    (i)    Accrued Compensation
                    (ii)   Pro Rata Bonus
                    (iii) The Special Consideration, payable within 30 days after the Executive's last day of employment (but in no event later than the 180th day following the Effective Time)

                    Upon a termination of the Executive's employment during the Employment Term or a termination of Executive's consulting services during the Consulting Term, in either case, by the Company for Cause or by the Executive for any reason, the Executive shall be entitled to:

                    (i)    Accrued Compensation
                    (ii)   Pro Rata Bonus

                    No portion of the Special Consideration will be paid

                    For purposes of this Term Sheet, "Cause" means (i) the Executive's gross, willful and continued failure to reasonably perform his essential duties hereunder after written demand is delivered by the Company to the Executive specifying manner in which the Executive has failed to perform such duties; (ii) the Executive's misappropriation of any assets or opportunities of the Company which are more than de minimus; (iii) conduct by the Executive which is grossly and demonstrably injurious to the business

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                    of the Company; (iv) the Executive conviction of a felony or a crime of moral turpitude which is materially and demonstrably injurious to the business or reputation of the Company; or (v) the Executive's breach of the Restrictive Covenants below.

  Restrictive
  Covenants:        For the period commencing on the date hereof and ending on the second anniversary of the Effective Time, the Executive shall not (i) directly or indirectly provide management or executive services (whether as a consultant, advisor, officer or director) to any person or entity operating or seeking to operate a consumer airline using planes with a capacity of less than 70 seats in any market in which the Company currently operates (a "Competitor"); or (ii) solicit or hire any employee of the Company to perform a service or function on behalf of a Competitior similar to any service or function performed by such employee on behalf of the Company. At no time shall the Executive divulge any secret or confidential information, knowledge or data relating to the Company or any of its affiliates which the Executive has obtained in connection with his employment or services on behalf of the Company and which has not have become public knowledge (other than by the Executive's violation of the foregoing). The foregoing Restrictive Covenants shall be enforceable by injunction, it being agreed that the damages suffered by the Company from any breach or threatened breach of these Restrictive Covenants could not be adequately remedied by monetary damages alone.

  SERP: Notwithstanding the existing provisions of the ASA Supplemental Executive Retirement Plan (the "SERP"), the Executive and the Company agree that neither ASA nor any other party shall be required to contribute any amounts to any trust or other funding vehicle for the funding or payment of any benefit accrued by the Executive under the SERP and, accordingly, in calculating the amounts that must be contributed to the ASA grantor trust under the terms of the SERP the SERP benefit accrued by the Executive shall be excluded, it being intended that any SERP benefit payable to the Executive under the SERP in accordance with its terms shall be payable from the general assets of ASA or its successor, provided, however, that Delta shall guarantee full payment of the Executive's SERP benefit in accordance with the benefit payment terms of SERP.

                    The terms of the SERP shall be deemed to be amended, and shall be amended, in accordance with the foregoing.

  Founder
  Agreement:        The Amended and Restated Founding Officer Agreement between the Company and the Executive dated April 16, 1997 shall remain in effect and shall continue to apply in accordance with its terms.

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